EX 99.28(g)(1)(xx)

Amendment to
Master Global Custody Agreement between
the Customer and JPMorgan Chase Bank, N.A.

This Amendment to the Master Global Custody Agreement dated August 12, 2009, as amended (the “Agreement”), is by and among JNL Series Trust, JNL Investors Series Trust, JNL Variable Fund LLC and JNL Strategic Income Fund LLC, each on behalf of certain respective series thereof, severally and not jointly, and JPMorgan Chase Bank, N.A. (“Custodian”).

Whereas, the parties wish to amend and replace Schedule 7 of the Agreement.

Now, Therefore, the parties agree to amend the Agreement as follows:

1.	Schedule 7 of the Agreement is hereby deleted and replaced with the new Schedule 7 attached hereto.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.
Each of the parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

Terms defined in the Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

In Witness Whereof, the parties hereto have caused this Amendment to be executed as of this 19th day of June 2015, effective July 1, 2015.

JNL Series Trust JNL Investors Series Trust JNL Variable Fund LLC JNL Strategic Income Fund LLC		JPMorgan Chase Bank, N.A.

By:	/s/ Kristen K. Leeman	By:	/s/ Paul Larkin
Name:	Kristen K. Leeman	Name:	Paul Larkin
Title:	Assistant Secretary	Title:	Executive Director

Schedule 7 – Custody Fees

[Omitted]